As filed with the Securities and Exchange Commission on June 17, 2020

Registration No. 333-234521

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQM Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	37-1661577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Energy Drive Canonsburg, Pennsylvania	15317
(Address of principal executive offices)	(Zip code)

Kirk R. Oliver

Senior Vice President and Chief Financial Officer

2200 Energy Drive

Canonsburg, Pennsylvania 15317

(724) 271-7600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson

Nick S. Dhesi

Latham & Watkins LLP

811 Main Street Suite 3700

Houston, Texas 77002

(713) 546-5400

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Registration Statement No. 333-234521 on Form S-3 (the Registration Statement), filed by EQM Midstream Partners, LP, a Delaware limited partnership (EQM), with the Securities and Exchange Commission on November 5, 2019, pertaining to the registration of (i) an unspecified number of common units representing limited partner interests in EQM, (ii) an unspecified number of preferred units representing limited partner interests in EQM and (iii) an unspecified number of debt securities of EQM.

On June 15, 2020, the limited partners of EQM approved that certain Agreement and Plan of Merger, dated as of February 26, 2020 (the Merger Agreement), by and among Equitrans Midstream Corporation, a Pennsylvania corporation (Equitrans Midstream), EQM LP Corporation, a Delaware corporation and a wholly owned subsidiary of Equitrans Midstream (EQM LP), LS Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of EQM LP (Merger Sub), EQM and EQGP Services, LLC, a Delaware limited liability company, a wholly owned subsidiary of Equitrans Midstream and the general partner of EQM. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into EQM (the Merger), with EQM continuing and surviving as an indirect, wholly owned subsidiary of Equitrans Midstream following the Merger.

The Merger became effective on June 17, 2020, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. In connection with the completion of the Merger, EQM terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by EQM in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, EQM hereby removes from registration all of such securities of EQM registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Canonsburg, Commonwealth of Pennsylvania, on June 17, 2020.

EQM MIDSTREAM PARTNERS, LP

By: EQGP Services, LLC, its general partner

By:	/s/ Kirk R. Oliver
Name: Kirk R. Oliver
Title: Senior Vice President and Chief Financial Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.